UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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ARGONAUT GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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10101 Reunion Place, Suite 500

San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2007

The annual meeting of stockholders of Argonaut Group, Inc., a Delaware corporation, (“Argonaut Group” or the “Company”) will be held on Tuesday, May 8, 2007 at 10:30 a.m. at The Watermark Hotel, 212 W Crockett St., San Antonio, TX 78205 and at any adjournments or postponements thereof (the “Annual Meeting”).

The Annual Meeting is called for the following purposes:

1.	To elect nine directors; and

2.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 16, 2007 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting during ordinary business hours at the Argonaut Group, Inc. Corporate Offices, 10101 Reunion Place, Suite 500, San Antonio, Texas 78216.

The vote of each stockholder is important. I urge you to sign, date and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted at the Annual Meeting.

By Order of the Board of Directors

Craig S. Comeaux
Secretary

March 30, 2007

REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
Pre-Approval Process	32
FORM 10-K AVAILABILITY	32
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS	33

2

10101 Reunion Place, Suite 500

San Antonio, Texas 78216

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argonaut Group, Inc. (“Argonaut Group” or the “Company”) of the enclosed proxy to vote shares of the Company’s common stock (the “Common Stock”) or Series A Mandatory Convertible Preferred Stock (the “Preferred Stock”) at the annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 8, 2007, at 10:30 a.m. at The Watermark Hotel, 212 W Crockett St., San Antonio, TX 78205 and at any postponements or adjournments thereof. The matter to be voted upon at the meeting is the election of directors.

On March 14, 2007, the Company entered into an agreement and plan of merger with PXRE Group Ltd. and PXMS Inc., a wholly owned subsidiary of PXRE, under which PXMS, Inc. will merge with and into Argonaut, with Argonaut continuing after the merger as the surviving corporation and as a wholly owned subsidiary of PXRE. The merger will be subject to the approval of the Company’s stockholders at a special meeting to be held later this year. The Annual Meeting to which this Notice of Annual Meeting of Stockholders and this proxy statement apply is being convened solely for the purposes discussed in this document.

Shares represented by duly executed proxies in the accompanying form received before the Annual Meeting will be voted at the Annual Meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote in person. If a stockholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted FOR the election of the nine directors listed on the proxy card.

The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers and regular employees of the Company and its subsidiaries. This proxy statement and the accompanying form of proxy are being mailed to stockholders beginning on or about April 9, 2007.

VOTING SECURITIES

Securities Outstanding

March 16, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. On that date, there were 33,054,666 shares of the Common Stock and 500,000 shares of Preferred Stock for a total of 33,554,666 shares issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Pursuant to the Company’s Bylaws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of the current directors standing for re-election except Mark E. Watson, III, the Chief Executive Officer of the Company, and Fayez Sarofim, is “independent” in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) as currently in effect.

Code of Business Ethics and Conduct

The Company has adopted a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer. A copy of the Ethics Code is available through the Company’s web site at www.argonautgroup.com. In addition, copies of the Ethics Code can be obtained, free of charge, upon written request to Investor Relations, 10101 Reunion Place, Suite 500, San Antonio, Texas 78216. Any amendments to or waivers of the Ethics Code that apply to the Company’s Board or its executive officers will be disclosed on the web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2006, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. While the Company does not have a policy requiring directors to attend the annual meeting of stockholders, a meeting of the Board of Directors is customarily held on the same day as the annual meeting of stockholders and the Company encourages directors to attend the stockholder meeting. All of the directors attended the 2006 annual meeting of stockholders.

Between January 1, 2006 and December 31, 2006 the Board of Directors met 10 times, the Executive Committee did not meet, the Audit Committee met 9 times, the Investment Committee met 5 times, the Compensation Committee met 9 times, and the Corporate Governance and Nominating Committee met once. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and of the Committees of the Board on which they serve. The independent directors met in executive session three times.

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Cash, De Leon, Maresh and Power, each of whom is “independent” as defined by Rule 4200(a)(15) of the Nasdaq’s listing standards, and also meets the additional independence and other requirements for audit committee membership under Rule 4350(d)(2) of those standards.

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. The Audit Committee is primarily responsible for, among other things, (a) review of quarterly and annual financial results and other financial information, (b) the appointment, replacement, compensation and oversight of independent auditors, (c) reviewing all recommendations of the auditors with respect to accounting methods and internal controls of the Company, (d) reviewing and approving in advance audit and non-audit services and reviewing the scope of the audits conducted by the auditors, and (e) overseeing the Company’s internal audit procedures. The Audit Committee’s role includes discussing with management, internal audit and the independent auditors the Company’s processes to manage its business and financial risk, and processes for compliance with significant applicable legal and regulatory requirements. The Board of Directors has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, which is available on the Company’s web site at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young LLP (“E&Y”);

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees); and

•

received from E&Y the written disclosures and the letter regarding E&Y’s independence as required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed the independence of E&Y with representatives of E&Y.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Frank W. Maresh, Chairman

H. Berry Cash

Hector De Leon

John R. Power, Jr.

Audit Committee Financial Expert

Frank W. Maresh is qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Board has determined that he has appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing standards.

Investment Committee

The Investment Committee consists of Messrs. Fulkerson, Hartoch, Watson, and Woods. The Investment Committee sets the Company’s investment policy. All investment transactions are ratified by the full Board of Directors. The Board of Directors has adopted a written charter for the Investment Committee that specifies the scope of the Investment Committee’s responsibilities, which is available on the Company’s web site at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for overseeing the administration of the Company’s compensation policies. A discussion of the Compensation Committee’s procedures, Compensation Committee Interlocks, and Compensation Committee Report begins immediately below this introduction. The policies which are used by the Compensation Committee to determine compensation are discussed in the Compensation Discussion and Analysis which begins on page 14. Detailed disclosure related to the compensation received by the principal executive officer, the principal financial officer and each of the three other most highly compensated executive officers (collectively the “Named Executive Officers”) can be found in the Summary Compensation Table and the supporting tables and footnotes which begin on page 18.

The Compensation Committee consists of Messrs. De Leon, Power, and Woods, each of whom is “independent” in accordance with the applicable corporate governance listing standards of Nasdaq as currently in effect. The Compensation Committee determines, approves and reports to the Board of Directors on the annual compensation of the executive officers, including actions related to the Company’s Amended and Restated Stock Incentive Plan. The Board of Directors has adopted a written charter that specifies the scope of the Compensation Committee’s responsibilities, which is available on the Company’s web site at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Compensation Committee reviews and determines compensation for all of the Company’s named executive officers and reviews and approves the Company’s Annual Incentive Compensation Plan. The Compensation Committee also oversees the Company’s employee compensation programs. The Company’s Legal Department, its Corporate Secretary, and its Human Resources Department support the Compensation Committee in its oversight of the Company’s compensation programs and act pursuant to authority delegated by the Compensation Committee. In addition, the Compensation Committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist the Compensation Committee.

In determining the amount and form of compensation for the Company’s Named Executive Officers, the Compensation Committee receives and considers recommendations from the Company’s management regarding compensation for the Company’s senior executives, including the five Named Executive Officers.

In addition, during 2006, management, at the direction of the Compensation Committee, engaged Towers Perrin as an independent compensation consultant to provide market pay data to the Compensation Committee for its evaluation and determination of the amount and form of compensation to be paid to the Company’s Named Executive Officers. Pursuant to the engagement, management, at the direction of the Compensation Committee, instructed Towers Perrin to provide benchmarking and competitive assessment studies regarding annual compensation levels and the prevalence and the mix of long term executive incentive compensation for executives employed by a specified group of peer companies selected by the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2006 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Compensation Committee Report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis which begins on page 14 with management. Based on their review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

COMPENSATION COMMITTEE

John R. Power, Jr., Chairman

Hector De Leon

Gary V. Woods

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Fulkerson, Maresh, and Woods, each of whom is “independent” in accordance with the applicable director independence standards of Nasdaq as currently in effect. The purpose of the Corporate Governance and Nominating Committee is to establish criteria for Board member selection and retention, identify individuals qualified to become Board members, and recommend to the Board the individuals to be nominated and re-nominated for election as directors. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee that specifies the scope of the Committee’s responsibilities, a copy of which is available on the Company’s web site at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Process for Nominating Directors

The Corporate Governance and Nominating Committee identifies director nominees from various sources such as officers, directors, and stockholders and third party consultants to assist in identifying and evaluating potential nominees. The Corporate Governance and Nominating Committee will consider and evaluate a director candidate recommended by a stockholder in the same manner as a candidate recommended by a current director. The Corporate Governance and Nominating Committee will assess all director nominees taking into account several factors including, but not limited to, issues such as the current needs of the Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; and (vi) ability to devote necessary time to meet director responsibilities. The Corporate Governance and Nominating Committee will ultimately recommend nominees that it believes will enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company.

Stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2008 annual meeting, a stockholder must follow the same procedures required for submitting a stockholder proposal. See “Stockholder Proposals for the Next Annual Meeting of Stockholders” beginning on page 33. Notices should be sent to Craig S. Comeaux, Secretary, Argonaut Group, Inc., 10101 Reunion Place, Suite 500, San Antonio, Texas 78216. The notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) the number and class of all shares of each class of capital stock of the Company beneficially owned by the person or persons to be nominated; (c) a representation that the nominating stockholder is a stockholder of record of the company’s stock entitled to vote at such meeting, including setting forth the number and class of all shares of each class of capital stock of the Company beneficially owned by the nominating stockholder, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board; and (f) the signed consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. If you are interested in recommending a director candidate, you may request a copy of the Company’s Bylaws by writing the Company Secretary at the address set forth on the front page of this proxy statement. There have been no changes to the procedures by which security holders may recommend nominees to the Company’s board of directors since the filing of the Company’s last proxy statement.

Stockholder Communication with Board Members

The Company has a process for stockholders to communicate with the Board of Directors, a specific director or the non-management or independent directors as a group. Stockholders may send written communications c/o Argonaut Group, Inc., Attn: Secretary, 10101 Reunion Place, Suite 500, San Antonio, Texas 78216 (fax: 210-344-5852). The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the director or directors the Secretary believes is most appropriate.

Policy for Evaluating Related Person Transactions.

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Audit Committee. In approving any related person transaction, the Audit Committee must determine that the transaction is fair and reasonable to Argonaut Group, Inc. The Audit Committee periodically reports on its activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our website under “Corporate Governance.” The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

In determining the independence of Directors, the Board considered the following transactions and relationships that occurred during 2006. The company believes that the following transactions and relationships were reasonable and in the best interest of the company.

Century Capital Entities

Allan W. Fulkerson, who is a member of the Company’s Board of Directors, has an indirect ownership interest in Asset Allocation & Management Company, L.L.C. (“AAM”) equal to less than one-half of one percent. The Company and AAM are parties to the AAM Investment Management Agreement, dated as of March 1, 2004, pursuant to which AAM agrees to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose guided by the Investment Policy and Guidelines Statement approved by the Company’s Board of Directors. As of December 31, 2006, AAM managed $880.9 million of the Company’s investments. The Company paid AAM $0.7 million for services provided in 2006, which constituted less than 5% of AAM’s consolidated gross revenues for 2006. It is anticipated that for calendar year 2007 revenue generated from the Company under the AAM Investment Management Agreement will again comprise less than 5% of the gross consolidated revenues of AAM. The AAM Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice.

In addition, in August 2002, the Company committed to a $5.0 million investment, as a limited partner, in Century Capital Partners III, LP (“CCP III”), an investment partnership which specializes in investing in the insurance industry. Century Capital Management, LLC (“CCML”) is the Investment Advisor to Century Capital Partners II, L.P. (“CCPII”) and CCPIII that collectively hold a majority ownership interest in AAM. Mr. Fulkerson serves as a consultant to CCML and retains fractional ownership interests in the general partners of CCPII and CCPIII.

Fayez Sarofim & Co.

The Company and Fayez Sarofim & Co. (“Investment Manager”) are parties to an agreement dated November 11, 1995 (the “Investment Management Agreement”), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for those purposes. The Investment Manager is owned 100% by the Sarofim Group, Inc. the majority of which is owned by Fayez Sarofim, a director of the Company. As of December 31, 2006, Fayez Sarofim & Co. managed $252.9 million fair market value of the Company’s investments. Argonaut Group paid Fayez Sarofim & Co. approximately $0.5 million for services provided in 2006. The Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice.

Swett & Crawford

Swett & Crawford is the largest wholesale insurance broker in the country, placing nearly $2.6 billion in premium volume in their most recent fiscal year. David Hartoch, who is a member of the Company’s Board of Directors, is currently the Chairman of Swett & Crawford. Mr. Hartoch served as the Chairman and Chief Executive Officer of Swett & Crawford from 1997 to 2003, as a consultant to Swett & Crawford from 2003 to 2005 and as acting Chairman and Chief Executive Officer of Swett & Crawford from April 1, 2005 to November 15, 2005. During 2006, Swett & Crawford placed insurance with the Company’s Colony Group totaling $37.7 million in gross written premiums. Swett & Crawford earned $6.8 million in commissions on this business.

Director Compensation

(a) Name (1)	(b) Fees Earned or Paid in Cash ($) (2)	(c) Stock Awards ($) (3)	(d) Option Awards ($) (4)	(h) Total ($)
Gary Woods (i) (ii) (vi) (vii)	$71,500	$106,358	$79,417	$257,275
H. Berry Cash (i) (iv) (vii) (viii)	$69,000		$79,417	$148,417
Hector De Leon (i) (iv) (vi) (vii) (viii)	$80,500	$121,487	$79,417	$281,404
Allan W. Fulkerson (i) (vii)	$45,000	$61,981	$79,417	$186,398
David Hartoch(i) (vii)	$43,500	$59,680	$79,417	$182,597
Frank W. Maresh (i) (iii) (vii) (viii)	$94,000	$68,988	$79,417	$242,405
John R. Power, Jr. (i) (iv) (v) (vii) (viii)	$99,000	$145,889	$79,417	$324,306
Fayez S. Sarofim (i) (vii)	$45,000		$79,417	$124,417

(1)	The aggregate number of stock units and stock options awards outstanding at December 31, 2006:

Name	Stock Units (#)(a)	Stock Options (#)
Gary Woods	4,384	27,000
H. Berry Cash	1,333	10,000
Hector De Leon	4,818	21,000
Allan W. Fulkerson	3,111	15,000
David Hartoch	3,045	15,000
Frank W. Maresh	3,312	18,000
John R. Power, Jr.	5,518	27,000
Fayez S. Sarofim	1,333	27,000

(a)	Stock Units granted under the Argonaut Deferred Compensation Plan for Non-Employee Directors as described in footnotes 2 and 3 to the Director Compensation table.

(2)	Board Fees for Non-Employee Directors (paid quarterly):

i.	Retainer	$30,000 annual retainer

ii.	Chair, Executive Committee	$20,000 annual retainer

iii.	Chair, Audit Committee	$40,000 annual retainer

iv.	Member, Audit Committee	$15,000 annual retainer

v.	Chair, Compensation Committee	$30,000 annual retainer

vi.	Member, Compensation Committee	$8,000 annual retainer

vii.	Board Meeting Attendance	$1,500 per meeting

viii.	Audit Committee Attendance	$1,000 per meeting.

A director may make an irrevocable election to contribute 0%, 50% or 100% of his or her anticipated cash fees to the Argonaut Deferred Compensation Plan for Non-Employee Directors, an unfunded, non-qualified plan established by the Company in 2005. Deferred cash compensation amounts are credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate. Any amounts contributed to the plan cannot be removed until a participant ceases to be a member of the Board or a Change of Control occurs, whichever comes first. All distributions of deferred amounts from the plan will be made in the form of shares of the Company’s common stock. The number of shares distributed for deferred cash compensation and related interest will be determined using the closing price of the Company’s common stock on the date upon which a member leaves the Board or a Change of Control occurs. Distributions will be made six months after the date of the event which triggered the distribution. The following table details the fees earned by the directors during 2006, reported in column (b) of the preceding table.

Director	Cash Portion of Fees Earned for 2006 Performance	Fees Earned for 2006 Performance and Contributed to the Non-qualified Directors Deferred Compensation Plan	Total Fees Earned for 2006 Performance (Column (b))
Gary Woods	$0	$71,500	$71,500
H. Berry Cash	$69,000	$0	$69,000
Hector De Leon	$0	$80,500	$80,500
Allan W. Fulkerson	$0	$45,000	$45,000
David Hartoch	$0	$43,500	$43,500
Frank W. Maresh	$47,000	$47,000	$94,000
John R. Power, Jr.	$0	$99,000	$99,000
Fayez S. Sarofim	$45,000	$0	$45,000

(3)	A director who elects to contribute earnings to the unfunded, non-qualified Argonaut Deferred Compensation Plan for Non-Employee Directors receives a Company match equal to 150% of the amount deferred. The Company match is converted into Stock Units on the date that the compensation would otherwise have been earned. Distributions of the Stock Units will only be made when a participant either ceases to be a member of the Board or a Change of Control occurs, whichever comes first. Distributions will be made six months after the date of the event which triggered the distribution.

Expense related to the Stock Units is the amount reported for financial purposes during the fiscal year and is calculated under FAS 123R. The Company match is converted into Stock Units based upon the closing price of the Company’s stock on the date that the contributed amount would otherwise have been paid. The amount in column (c) is calculated by multiplying the number of Stock Units awarded during the year by $34.86, the price at which the Company’s common stock closed on December 29, 2006, the last trading date of 2006.

(4)	Stock options are granted in accordance with the Non-Employee Director Plan which states that directors are to receive an annual option grant immediately after the Annual Meeting of Shareholders. The options vest one (1) day before the next annual meeting.

The Company records equity grants for financial purposes under FAS 123R. The Black-Scholes model makes several assumptions to value a stock option. The volatility assumption is based on the historical change in the Company’s stock price over the previous five years preceding the measurement date. The risk-free rate of return assumption is based on the five-year treasury constant maturity rate on the date of the options grant. The expected option life is based upon the average holding period over the history of the incentive plan. The dividend yield assumption is zero, as the Company suspended dividend payments in 2003 and has not communicated any immediate plans to resume dividend payments in the near future.

FAS 123R requires that the cost of an equity award be recognized over the period of time over which a recipient provides service in exchange for the award. The fair market value calculated under FAS 123R may differ from the fair market value based upon the Company’s stock price at a point in time. The following table contrasts the FAS 123R fair market value of the 2006 grants with their value calculated using $34.86, the price at which the Company’s common stock closed on December 29, 2006, the last trading date of 2006.

Date of Grant	Number of Stock Options Granted	Exercise Price	2006 FAS 123R Expense (Column (d) above)	FAS 123R Fair Market Value on Date of Grant	Fair Market Value Based on Market Price at 12/29/2006
May 10, 2005	5,000	$20.53	$18,617	$55,850	$71,650
May 2, 2006	5,000	$33.63	$60,800	$91,200	$6,150
Total 2006 FAS 123R Expense			$79,417

Please refer to Footnote 11 to the 2006 Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2006 which provides a detailed discussion of share-based payments.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including Preferred Stock entitled to vote on an as-if-converted basis) as of March 16, 2007 of each person known to the Company to beneficially own more than 5 percent of the Common Stock (including Preferred Stock entitled to vote on an as-if-converted basis).

	Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (1)
Singleton Group LLC 335 Maple Drive, Suite 177 Beverly Hills, CA 90210	4,663,056	(2)	13.90%
DFA Investment Dimensions Group 1299 Ocean Ave., Ste 650 11th Fl Santa Monica, CA 90401	2,355,231		7.02%
Mellon Financial Corp One Mellon Bank Ctr., 500 Grant St. Pittsburg, PA 15258-0001	1,957,971		5.84%

(1)	The information in this table is based on information reported on Schedules 13D, 13F-HR or 13G or Form 4s filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on March 16, 2007 or that become exercisable within 60 days after March 16, 2007. The percentages calculated above are based upon issued and outstanding shares on an as-if-converted basis as of March 16, 2007. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	The Singleton Group LLC (the “LLC”), a limited liability company formed under the laws of Delaware, is engaged in investing in and holding domestic and foreign equity securities, government securities and related instruments. The LLC and William W. Singleton and Donald E. Rugg, as managers of the LLC, share voting power with respect to 4,663,056 shares of Common Stock.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including Preferred Stock entitled to vote on an as-if-converted basis) as of March 16, 2007 of (i) each director or director nominee of the Company; (ii) each named executive officer of the Company; and (iii) all directors, director nominees and named executive officers of the Company as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (1)
Gary V. Woods	28,000	(2)	*
H. Berry Cash	10,000	(2)	*
Hector De Leon	21,000	(2)	*
Allan W. Fulkerson	21,431	(2)	*
David Hartoch	15,000	(2)	*
Frank W. Maresh	15,000	(2)	*
John R. Power, Jr.	27,000	(2)	*
Fayez S. Sarofim	1,101,125	(3)	3.3%
Mark E. Watson III	751,791	(2)	2.2%
Barbara C. Bufkin	77,160	(2)	.2%
Mark W. Haushill	62,100	(2)	.2%
Byron L. LeFlore, Jr.	22,896	(2)	*
Charles W. Weaver	18,830	(2)	*

All directors, director nominees and named executive officers as a group (13 persons)	2,171,333		6.5%

*	Less than 0.1 percent of the outstanding Common Stock

(1)	The information in this table is based on information supplied directly to the Company by director nominees and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including stock options that were exercisable on March 16, 2007 or that become exercisable within 60 days after March 16, 2007. The percentages calculated above are based upon issued and outstanding shares as of March 16, 2006 on an as-if-converted basis. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	Includes beneficial ownership of shares of Common Stock which are issuable upon the exercise of options and vesting of restricted stock, as follows: Mr. Woods – 27,000; Mr. Cash – 10,000, Mr. De Leon – 21,000; Mr. Fulkerson – 15,000; Mr. Hartoch – 15,000; Mr. Maresh – 15,000; Mr. Power – 27,000; Mr. Watson – 663,864; Ms. Bufkin – 69,519; Mr. Haushill – 49,354; Mr. LeFlore – 17,025; and Mr. Weaver – 17,450.

(3)	Mr. Sarofim may be deemed to be the beneficial owner of shares of Common Stock. Of those shares, Mr. Sarofim has sole voting and dispositive power with respect to 648,776 shares. Mr. Sarofim is Chairman of the Board and President, a director and owner of a majority of the outstanding capital stock of Fayez Sarofim & Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. 15,843 shares of Common Stock are held in investment advisory accounts managed by Fayez Sarofim & Company for numerous clients. 409,506 shares of Common Stock are owned directly by Sarofim International Management Company, a wholly owned subsidiary of Fayez Sarofim & Co. for its own account. Mr. Sarofim has beneficial ownership in 27,000 shares of Common Stock that are issuable upon the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of the Company’s securities. The Company believes that during 2006 all reports for the Company’s executive officers, directors and 10% stockholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL

ELECTION OF DIRECTORS

(Proposal No. 1)

Nine nominees are to be elected at the Annual Meeting to serve for a term of one year or until the election and qualification of their successors. Duly executed proxies will be voted in favor of electing the nine nominees named below as directors of Argonaut Group unless authority to so vote is withheld. Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve. Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve. The nine nominees receiving the greatest number of votes cast will be elected a director.

The table set forth below lists the name and age of each of the nominees for election as director and the positions and offices that each such person currently holds with the Company, if any.

Name	Positions and Offices With Company	Age
Gary V. Woods	Chairman of the Board (1)(3)(4)(5)	63
H. Berry Cash	Director (2)	68
Hector De Leon	Director (1)(2)(4)	60
Allan W. Fulkerson	Director (3)(5)	73
David Hartoch	Director (3)	67
Frank W. Maresh	Director (2)(5)	68
John R. Power, Jr.	Director (2)(4)	51
Fayez S. Sarofim	Director	78
Mark E. Watson III	President, Chief Executive Officer and Director (1)(3)	42

(1)	Member of the Executive Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Investment Committee of the Board of Directors.

(4)	Member of the Compensation Committee of the Board of Directors.

(5)	Member of the Corporate Governance and Nominating Committee of the Board of Directors.

Business Experience of Nominees

Gary V. Woods has been a director of the Company since March 2000 and Chairman of the Board of Directors since April of 2001. He is President of McCombs Enterprises and currently serves on the board of the Cancer Therapy and Research Center, which is based in San Antonio, Texas.

H. Berry Cash has been a director of the Company since May 10, 2005. He has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash currently serves on the board of directors of the following publicly held companies: Ciena Corporation, Silicon Laboratories Inc., i2 Technologies, Inc., Staktek Holdings, Inc. and First Acceptance Corporation.

Hector De Leon has been a director of the Company since February 2003. He is the managing partner of De Leon, Boggins & Icenogle, P.C., a law firm in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was General Counsel of the Texas State Insurance Board and previously served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance company based in San Antonio, Texas.

Allan W. Fulkerson has been a director of the Company since May 11, 2004. He is currently a managing member of Red Hill Capital, LLC. He was President and a Director of Century Capital Management, Inc. (“CCMI”), a registered investment advisor that specialized in the insurance industry until January 2004 and now serves as a consultant to its successor in interest, Century Capital Management, LLC (“CCML”). He has been associated with CCMI and its successor in interest, CCML, for at least the last five years. Mr. Fulkerson is a director of Asset Allocation & Management Company., L.L.C. (“AAM”), HCC Insurance Holdings, Inc. (“HCC”), and Montpelier Re Holdings, Ltd. Please see the section captioned “Certain Relationships and Related Party Transactions” which begins on page 6 of this proxy statement for a discussion of the Company’s relationships with CCMI, CCML, CCPIII and AAM.

David Hartoch has been a director of the Company since May 11, 2004. Mr. Hartoch is currently the Chairman of Swett & Crawford. From April 1, 2005 until November 15, 2005, Mr. Hartoch was the acting Chairman and Chief Executive Officer of Swett & Crawford, where he had served as Chairman and Chief Executive Officer from 1997 to 2003. Between January 1, 2004 and April 1, 2005, Mr. Hartoch served as a consultant to Swett & Crawford. He was elected President of the NAPSLO trade association from 1993 to 1994 and was President and Chief Operating Officer of Sherwood Insurance Services from 1991 to 1997. Please see the section captioned Certain Relationships and Related Party Transactions on page 6 of this proxy statement for a discussion of Swett & Crawford’s relationship with the Company.

Frank Maresh was appointed to the Board in December 2003. Mr. Maresh is a consultant, investor and owner in numerous private enterprises. He is a Certified Public Accountant and was formerly the Vice Chairman of KPMG in the United States. Mr. Maresh sat on the Texas State Board of Public Accountancy from 1993 to 1999 where he served as both Chairman of the Board and Chairman of the Major Case Committee. In addition, Mr. Maresh is a member of the board of Eagle Materials, Inc., a member of the Board of the McCombs School of Business at the University of Texas, a member of the board of the University of Texas Accounting Department and a trustee of Schreiner University.

John R. Power, Jr. has been a director of the Company since January 2000. He is President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power currently serves as a board member of Case Corporation’s financial subsidiary.

Fayez S. Sarofim has been a director of the Company since 1986. He is Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor. He is currently a director of Kinder Morgan Inc. and Unitrin, Inc. Please see the section captioned “Fayez Sarofim & Co.” on page 6 of this proxy statement for a discussion of Fayez S. Sarofim’s relationship with the Company.

Mark E. Watson III has been a director of the Company since June 1999 and the Company’s President and Chief Executive Officer since January 2000. Mr. Watson joined the Company as Vice President in September 1999. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm in 1998 and 1999, and served from 1992 to 1998 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company.

Required Vote

Under Delaware law and the Company’s Bylaws, directors will be elected by a plurality of the votes of the shares of each series of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the Annual Meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the Annual Meeting, except that the shares subject to such abstentions or non-votes will be counted for purposes of determining whether there is a quorum for taking stockholder action. Neither holders of Common Stock nor holders of Preferred Stock have cumulative voting rights in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

EXECUTIVE OFFICERS

The following table sets forth, for each executive officer of the Company, such person’s name, age and position with the Company and its principal subsidiaries. Each such executive officer serves at the pleasure of the Board of Directors.

Name	Position	Age
Mark E. Watson III	President and Chief Executive Officer	42
Barbara C. Bufkin	Senior Vice President, Corporate Business Development	51
Mark W. Haushill	Senior Vice President, Treasurer and Chief Financial Officer	45
Byron L. LeFlore, Jr.	Senior Vice President and General Counsel	43
Charles W. Weaver	Senior Vice President, Claims	65

Business Experience of Executive Officers

Mark E. Watson III has been President and Chief Executive Officer of Argonaut Group since January 2000. See “Election of Directors—Business Experience of Nominees” on page 12 for a description of Mr. Watson’s business experience.

Barbara C. Bufkin joined Argonaut Group as Vice President, Corporate Business Development in September 2002 after serving as a reinsurance consultant to the Company for a year. She became Senior Vice President, Corporate Business Development on August 3, 2004. Preceding Ms. Bufkin’s association with Argonaut, she served as Director of Swiss Re New Markets and Chairman, President and Chief Executive Officer of Swiss Re subsidiary, Facility Insurance Corporation. During her tenure at Swiss Re, Ms. Bufkin led the insurance privatization practice. Her background includes nearly 15 years in executive positions in the reinsurance intermediary field.

Mark W. Haushill joined Argonaut Group in December 2000 and was appointed Vice President, Treasurer and Chief Financial Officer in January 2001. He became Senior Vice President, Treasurer and Chief Financial Officer on August 3, 2004. Prior to joining Argonaut Group, Mr. Haushill assisted in the management of the Treasury/Capital Management operations of United Services Automobile Association (USAA) from June 1998 to December 2000. Previous to USAA, Mr. Haushill was the Vice President and Controller of Titan Holdings, Inc.

Byron L. LeFlore, Jr. joined Argonaut Group in April 2001 and was appointed Vice President, Secretary and General Counsel in July 2001. He became Senior Vice President, Secretary and General Counsel on August 3, 2004. He served as Secretary until August 2, 2005. Mr. LeFlore was a partner in the national law firm of Arter & Hadden from 1997 to 2001 where he practiced corporate law and business litigation and served as outside counsel for public and private concerns including publicly traded insurance concerns. He is a member of the State Bar of Texas and admitted to practice before state and federal courts in Texas.

Charles W. Weaver joined Argonaut Group in February 2002 as Vice President, Claims. He became Senior Vice President, Claims on August 3, 2004. Having spent over 30 years in the commercial insurance industry, Mr. Weaver has extensive experience in branch, regional and home office claims management. From 2001 to 2002, he worked at Cambridge Integrated Services Group as Senior Vice President of Claims. From 1987 to 2001, he was with Reliance Insurance Company where he was a Vice President of Claims.

COMPENSATION DISCUSSION & ANALYSIS

Objectives of the Company’s Compensation Program

The Company’s compensation philosophy links pay to business performance and is designed to meet the following objectives:

•	Create shareholder value;

•	Reward participants for value creation commensurate with competitive industry standards;

•	Provide a competitive, performance based compensation program which allows the Company to attract and retain superior talent; and

•	Develop a strong linkage between financial results, team affiliation, and employee pay.

The Compensation Program is Structured to Achieve the Company’s Objectives

The following components are included in the Company’s compensation program:

•	Base Salary

•	Annual Equity and Non-Equity Incentive Awards

•	Annual Long Term Incentive Equity Awards

•	Special Equity Awards

•	Retirement Benefits

•	Health and Welfare Benefits

•	Perquisites

Each year, the Compensation Committee adopts an overall compensation plan for the Company. The compensation plan combines a base salary which is sufficient to attract and retain superior employees with incentive awards that compensate employees for the achievement of both Company and individual performance goals. The compensation plan includes base salary for management and executives including the Named Executive Officers and incentive award targets for employees eligible to participate in the incentive plans. Generally the Company’s management is tasked with the administration of the compensation program within the limits approved by the Compensation Committee. However, the Compensation Committee reviews and approves individually the compensation for each of the senior executives of the Company, a group which includes the Named Executive Officers.

Both restricted stock and stock option awards are authorized by the Compensation Committee under the 2004 Argonaut Group, Inc. Amended and Restated Stock Incentive Plan. The Compensation Committee approves stock awards for each of the senior executives of the Company, a group which includes the Named Executive Officers. In addition, the Compensation Committee authorizes management to distribute awards to other employees. Specifically, the Compensation Committee authorizes management to distribute a pool of restricted stock grants in connection with the Annual Incentive Compensation Plan to participants in that plan. The Compensation Committee also authorizes management to distribute both restricted stock grants and stock option grants made as part of the Annual Long Term Incentive Equity Award process to specific employees and in specific amounts based upon the recommendations of management. The exercise price of a stock option grant is the closing market price of the Company’s common stock on the date that the grant is authorized by the Compensation Committee. Both the issuance of stock options below the closing price on the date of the grant and the repricing of options are prohibited by the plan.

Base Salary

Consistent with the Company’s desire to provide compensation that is sufficient to attract and retain superior employees, when establishing base pay we consider both:

•	The skill and experience level of the employee; and

•	The pay practices of companies with whom we compete for employees.

The Compensation Committee has selected a comparison group which includes companies who hold a leadership position in the Company’s industry segment to help craft the base compensation package. This group includes companies with whom the Company must compete for superior employees rather than the wider group of companies in the property casualty arena with whom the Company is not in direct competition. Although the Company considers compensation data for the designated comparison group when establishing base pay, the Company does not target a specific percentage of compensation reported by the designated comparison group. Instead the Company uses the data as a guide in determining the level of compensation necessary to successfully compete for employees. The Company’s designated group for this purpose includes: Arch Capital Group, Axis Capital Holdings, W.R. Berkley, Endurance Specialty Holdings Ltd., HCC Insurance Holdings, Inc. Markel Corp., Max Re Capital Ltd., Philadelphia Consolidated Holdings Corp., RLI Corp, Selective Insurance Group, Inc. and United America Indemnity Ltd. The high quality of these companies allows the Company to maintain a high level of continuity in the comparison group over time and allows the Company to have a consistent base when comparing compensation.

Annual Incentive Compensation Plan

The Argonaut Group, Inc. Annual Incentive Compensation Plan is designed to focus participants’ efforts on the accomplishment of financial performance goals established by senior management and approved by the Board during the Company’s annual business planning process. Generally awards are not made under this plan if the financial performance goal is not met. However it should be noted that the Board may, at its discretion, adjust a performance goal for an unexpected significant event that occurs during the year. Depending upon the nature of the unexpected significant event the financial performance goal may be either increased or decreased.

For individuals employed by a business unit, the financial performance goal is met if the underwriting income target for that business unit is achieved. The financial performance goal for executives who oversee the activities of the consolidated group, including the five Named Executive Officers, is met if a specific amount of pre-tax operating income is reported for the consolidated group. Incentive compensation under the plan includes both cash (non-equity) and equity (restricted stock) awards. The relationship between the cash component and the restricted stock component is determined by the Compensation Committee annually and varies by year, by group and, in some cases, by individual employee. Typically the restricted stock component vests over 3 years with 50% of the vesting being dependent upon the absence of a significant increase in the estimate of loss and loss expenses for the year for which the equity grant was made and 50% vesting upon the passage of time. For this purpose, a significant increase in the estimate of loss and loss expenses for a given year is defined as an aggregate increase of five points over the initial loss and loss adjustment expense ratio for that year, for example, a significant increase would occur if an initial loss and loss expense ratio of 60% rose above 65%.

The Company uses a two step process to determine awards under the Annual Incentive Compensation Plan.

a.	The first step is to determine the total amount of incentive compensation available to members of each pool. The available incentive compensation is based upon the achievement of the financial performance targets for the pool as determined by the Compensation Committee. The compensation plan approved by the Compensation Committee each year also includes the range of base compensation that will be contributed to the pool for levels of employees who are eligible to participate in that pool. The aggregate contribution to a pool is calculated by multiplying the base salary for each member of that pool by the designated target percentage and then adjusting the result by a percentage (ranging from 50% for meeting 70% of the financial goal to 200% for meeting 150% of the financial goal).

b.	Once the available incentive compensation pool has been calculated, the Company determines the individual awards for participants in the pool. Individual awards are based on an evaluation of the individual’s overall performance during the year. An individual may receive from 0% up to 200% of his or her individual target based upon the individual’s performance.

The plan also has a discretionary component which can be used to reward individual performance.

Annual Long Term Incentive Equity Grants

In addition to the awards granted as part of the Annual Incentive Compensation Plan, which are conditioned upon the achievement of financial performance targets, Named Executive Officers and other employees of the Company may receive equity grants as part of the Company’s annual grant process. Unlike grants made as part of the Annual Incentive Compensation Plan, these grants are conditioned upon the achievement of established individual performance goals during the year. The employee is notified of both the grant and the performance goal(s) for the year at the time the contingent grant is made. The Compensation Committee subsequently reviews achievement of the performance goals and if the Compensation Committee decides that performance substantially met expectations the awards are allowed to continue to vest. Either stock options and/or restricted stock may be awarded under this program. These awards vest over a four year period beginning on the initial grant date.

Special Equity Awards

The Compensation Committee may grant special equity awards to employees, including Named Executive Officers, to recognize an exceptional achievement or to establish an incentive for a specific performance goal. Awards may also be granted to new employees of the Company or to mark a significant event, for example, in connection with the signing of an employment agreement. Either stock options or restricted stock may be granted. The grants may or may not include performance triggers.

Retirement Benefits and Health and Welfare Benefits

As discussed in the footnotes to the Nonqualified Deferred Compensation table beginning on page 26, the Company maintains both the Argonaut Group, Inc. 401(k) Plan, a defined contribution plan, and the Argonaut Supplemental Executive Retirement Plan, a nonqualified plan, to provide retirement benefits for the Company’s employees. Named Executive Officers are entitled to participate in these plans on the same terms as other employees. Named Executive Officers are also eligible to participate in the Company’s health and welfare plans on the same terms as other employees.

Perquisites

Named Executive Officers may be provided with limited perquisites as part of the compensation program. Perquisites provided to one or more Named Executive Officers include: club membership, personal use of a pool car, company car allowance, data services, physical exams, and financial planning assistance. If a Named Executive Officer uses available time in the Company’s aircraft time-share plan for personal purposes, the employee is required to reimburse the company for the incremental cost of the trip.

Interaction of the Elements of the Compensation Program

As discussed above, the Compensation Committee has structured the Company’s compensation program to achieve the Company’s goals with each element of the program included for a specific purpose:

a.	The Company’s base salary and benefit package is designed to allow the Company to successfully compete for and retain superior employees;

b.	The Annual Incentive Compensation Plan is designed to reward the employees who contribute to the achievement of the Company’s financial goals when those goals are met;

c.	The Long Term Incentive Awards are intended to reward employees who achieve individual goals which are established to further the Company’s strategic goals; and

d.	The Special Equity Awards are intended to recognize and reward extraordinary achievements.

Stock Ownership Guidelines

Consistent with the Company’s commitment to sound corporate governance principles, the Compensation Committee adopted stock ownership guidelines for non-employee directors and officers effective November 1, 2005. The guidelines are intended to function as an important part of the Company’s executive and director compensation programs and further align the economic interests of the Company’s executives and directors with those of its shareholders. The guidelines apply to all non-employee directors and to a designated group of the Company’s senior executives, including the five Named Executive Officers. Pursuant to the guidelines, each non-employee director will be required to hold equity in the Company with a value equal to or greater than $150,000. An executive subject to the ownership guidelines must hold equity with a value equal to or greater than the participant’s base salary multiplied by a factor that ranges from 5.0 to .25 depending upon the position he or she holds. A director has four years and an executive has five years to meet the guidelines from the date that the guidelines first apply to him or her.

For purposes of the stock ownership guidelines, equity includes 1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or IRS approved plans, 2) vested or unvested shares of restricted common stock, 3) the net value, expressed in shares of common stock, of any vested stock options and 4) the net value, expressed in shares of common stock, of any other vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans.

A more detailed summary of the Company’s stock ownership guidelines can be found on the Company’s web site at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Employee Agreements

The Company entered into an employment agreement with Mr. Watson in 2003 which was revised in 2005 and again in 2006. The 2006 amendment was made in connection with and executed concurrently with a restricted stock grant. The 2006 amendment increased his annual salary from $720,000 to $850,500 and extended the term of the agreement by one year to February 7, 2011.

The Company has entered into retention agreements with a designated group of senior executives including Mr. Haushill, Mr. LeFlore, Mr. Weaver and Ms. Bufkin. These agreements are designed to encourage the positive participation of senior executives in potential change of control transactions that benefit shareholder interests by providing assurances that they will have the opportunity to continue their employment following any such transaction unless they are terminated by the successor entity, in which case a severance payment will be due.

Compensation agreements with Named Executive Officers in effect on 12/31/2006 are detailed in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 27. Effective February 25, 2007, Mr. LeFlore’s primary responsibilities were revised to include assisting Mr. Watson with transactional activities and other strategic matters. Mr. LeFlore will retain the title of General Counsel until the Company recruits a new general counsel.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limitation if they satisfy requirements under Section 162(m). While certain grants including grants of stock options made under the 2004 Amended and Restated Stock Incentive Plan are intended to qualify as “performance-based”, other grants under the 2004 Amended and Restated Stock Incentive Plan and amounts paid under the Company’s other compensation programs may not qualify. While the Compensation Committee considers the impact of 162(m) when developing and implementing the Company’s executive compensation programs, the Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Indemnification

Under the Company’s Certificate of Incorporation, the Company is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against the Company to enforce such indemnification rights. The Company’s Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the Certificate of Incorporation does not eliminate a director’s liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

(a) Name & Principal Position (1)	(b) Year	(c) Salary ($) (2)	(e) Stock Awards ($) (3)	(f) Option Awards ($) (4)	(g) Non-Equity Incentive Plan Comp ($)(5)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	(i) All Other Compensation ($) (7)	(j) Total ($)
Mark Watson, PEO	2006	$706,765	$1,163,830	$919,872	$1,098,422	$3,841	$53,675	$3,946,405
Mark Haushill, PFO	2006	$285,962	$126,115	$96,516	$180,027	$1,222	$36,026	$725,868
Barbara Bufkin, SVP	2006	$293,269	$112,757	$157,062	$168,010	$414	$42,570	$774,082
Byron LeFlore, SVP	2006	$275,000	$141,065	$140,589	$216,021	$966	$11,499	$785,140
Charles Weaver, SVP	2006	$255,962	$62,334	$129,601	$150,000	$1,681	$21,671	$621,249

(1)	Compensation agreements with the Named Executive Officers are detailed in the section entitled “Potential Payments Upon Termination or Change in Control” which begins on page 27.

(2)	Cash compensation earned by the Named Executive Officers, which includes amounts deferred under the Company’s 401(k) Plan and the Company’s Supplemental Executive Retirement Plan.

(3)	Expense related to restricted stock awards reported for financial purposes during the fiscal year and calculated under FAS 123R, which requires that the cost of an equity award be amortized over the period of time in which an employee provides service in exchange for the award. The 2006 FAS 123R Stock Award (restricted stock) expense was for the following grants:

Name	FAS 123R Expense For Prior Year Restricted Stock Grants	FAS 123R Expense For Current Year Restricted Stock Grants	Total 2006 FAS 123R Expense
Mark Watson	$618,289	$545,541	$1,163,830
Mark Haushill	$59,238	$66,877	$126,115
Barbara Bufkin	$53,740	$59,017	$112,757
Byron LeFlore	$60,095	$80,970	$141,065
Charles Weaver	$42,405	$19,929	$62,334

Please refer to the Grants of Plan-Based Award table on page 20 for additional information about current year grants and to the Outstanding Equity Awards at Fiscal Year-End table beginning on page 22 and the Option Exercises and Stock Vested table beginning on page 25 for additional information about prior year grants.

(4)	Expense related to stock option awards reported for financial purposes during the fiscal year and calculated under FAS 123R which requires that the cost of an equity award be amortized over the period of time in which an employee provides service in exchange for the award. The 2006 FAS 123R stock option expense was for the following grants:

Name	FAS 123R Expense For Prior Year Stock Option Grants	FAS 123R Expense For Current Year Stock Option Grants	Total 2006 FAS 123R Expense
Mark Watson	$645,604	$274,268	$919,872
Mark Haushill	$89,542	$6,974	$96,516
Barbara Bufkin	$147,100	$9,962	$157,062
Byron LeFlore	$129,543	$11,046	$140,589
Charles Weaver	$129,601		$129,601

Please refer to the Grants of Plan-Based Award table on page 20 for additional information about current year grants and to the Outstanding Equity Awards at Fiscal Year-End table beginning on page 22 and the Option Exercises and Stock Vested table beginning on page 25 for additional information about prior year grants.

(5)	The cash portion of the 2006 Annual Incentive Compensation Plan which was reported as “Bonus” in prior years and which:

(a) was determined in a two step process which: (i) first required that the Company meet the financial performance goal set by the Board of Directors, and (ii) then was determined by evaluations of individual overall performance during the year;

(b) was determined and paid in 2007; and

(c) was earned for and is reported as 2006 compensation. The equity portion of the 2006 Annual Incentive Compensation Plan was granted in 2007 and will be reported in the 2007 Grants of Plan Based Award Table.

The financial performance goal which was determined by the Board of Directors for use in making the 2006 incentive awards to Group employees was the achievement of pre-tax operating income of $115.2 million. The Company met the goal and awards were granted based on evaluations of individual performance during the year.

(6)	The change in the present value of the pension plan which occurred during 2006. The Pension Benefits table on page 26 presents additional information about both the calculation of the change and the plan itself.

(7)	All other compensation includes:

	401(k) Plan Contributions	Imputed Value of Term Life Insurance	Supplemental Executive Retirement Plan Benefit	Company Paid Life Insurance Payments	Perquisites (a)	Total
Mark Watson	$14,246	$0	$34,074	$5,355	—	$53,675
Mark Haushill	$10,333	$766	$9,849	—	$15,078	$36,026
Barbara Bufkin	$14,975	$1,761	$5,379	—	$20,455	$42,570
Byron LeFlore	$9,900	$499	$1,100	—	—	$11,499
Charles Weaver	$13,879	$3,696	$4,096	—	—	$21,671

(a)	2006 perquisites for Named Executive Officers whose aggregate perquisite amount exceeded $10,000 during 2006. Reported amounts include: (a) Mark Haushill – car allowance, personal use of club facilities and financial planning; and (b) Barbara Bufkin – reimbursement of commuting expenses for trips between her home and the San Antonio office and financial planning.

Grants of Plan-Based Awards

(a) Name	(b) Grant Date	(d) Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	(g) Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		(j) All Other Stock Options: Number of Shares Underlying Options (#)		(k) Exercise or Base Price of Option Awards ($/Sh)	(l) Grant Date Fair Value of Stock and Option Awards (6)
Mark Watson	03/02/2006				14,011	(5)	$36.37	$224,456
	03/21/2006		15,336	(2)				$539,981
	03/21/2006	$540,019
	04/20/2006		29,091	(3)				$1,018,185
	04/20/2006				20,000	(3)	$35.00	$320,400
	11/01/2006		200,000	(4)				$6,622,000
Mark Haushill	03/21/2006		3,280	(2)				$115,489
	03/21/2006	$132,011
	04/20/2006		7,252	(3)				$253,820
	04/20/2006				2,800	(3)	$35.00	$44,856
Barbara Bufkin	03/21/2006		3,280	(2)				$115,489
	03/21/2006	$132,011
	04/20/2006		5,818	(3)				$203,630
	04/20/2006				4,000	(3)	$35.00	$64,080
Byron LeFlore	03/21/2006		4,970	(2)				$174,994
	03/21/2006	$100,006
	04/20/2006		7,273	(3)				$254,555
	03/02/2006				179	(5)	$36.37	$2,868
	8/16/2006				870	(5)	$31.05	$12,267
	03/21/2006	$147,000
Charles Weaver	04/20/2006		3,636	(3)				$127,260

(1)	The non-equity portion of the 2006 Annual Incentive Compensation Plan which:

(a) was determined in a two step process which: (i) first required that the Company meet the financial performance goal set by the Board of Directors, and (ii) then was determined by evaluations of individual overall performance during the year;

(b) was determined and paid in 2007; and

(c) was earned for and was reported as 2006 compensation.

The financial performance goal which was determined by the Board of Directors for use in making the 2006 incentive awards to executives who oversee the activities of the consolidated group was the achievement of pre-tax operating income of $115.2 million. The Company met the goal and awards were granted based on evaluations of individual performance during the year.

(2)	The equity portion of the 2005 Annual Incentive Compensation Plan which:

(a) was determined in a two step process which: (i) first required that the Company meet the financial performance goal set by the Board of Directors, and (ii) then was determined by evaluations of individual overall performance during the year;

(b) were granted in 2006 and began being amortized in 2006 as required by FAS 123R.

The financial performance goal which was determined by the Board of Directors for use in making the 2005 incentive awards to executives who oversee overall Argonaut Group performance was the achievement of pre-tax operating income of $66,790,000. The Company met the goal and awards were granted based on evaluations of individual performance during the year.

(3)	Long Term Incentive Grants are awarded in connection with the achievement of performance goals established for each Named Executive Officer. Stock options will vest in 4 equal installments beginning on the first anniversary of the date of grant. One third of Mr. Weaver’s stock award will vest in one year and the balance will vest in the subsequent year. The other awards will vest ratably over a four year period.

The long term incentive grants for the Named Executive Officers for 2006 include the following performance goals:

(a) Mark Watson:

(i)	Develop a role definition for the COO, identify and interview possible candidates, and narrow the group of desirable prospects;

(ii)	Develop and move forward on an accretive acquisition; and

(iii)	Oversee the hiring of a new General Counsel and develop the role definition and an incentive driven compensation package for Mr. LeFlore.

(b) Mark Haushill:

(i)	Increase Oracle utilization to streamline the financial close process;

(ii)	Develop and implement a comprehensive product line review including an analysis of loss reserving, loss development and rate analysis for each segment; and

(iii)	Establish and implement an orientation and development plan for management positions.

(c) Barbara Bufkin:

(i)	Organize a successful meeting to focus Argonaut employees on sales and marketing with a client focus;

(ii)	Implement I-AXS catastrophe exposure management and train appropriate staff to achieve improved Property and WC catastrophe aggregate management at the consolidated Group level; and

(iii)	Analyze and evaluate the relative value of retaining risk and acquiring reinsurance.

(d) Byron LeFlore:

(i)	Assist in developing and executing a successful plan to hire a new General Counsel;

(ii)	Oversee the implementation of a streamlined regulatory system which coordinates and tracks filing activity for the business units and acts as a clearinghouse for the processing of regulatory inquiries; and

(iii)	Oversee the updating of the Contract Review and Legal Compliance processes by streamlining the processes and updating templates for frequently used agreements.

(e) Charles Weaver:

(i)	Reduce pending inventory claims for the Risk Management runoff unit by 8% a month;

(ii)	Identify, hire and train a designated management employee; and

(iii)	Implement a catastrophe management program by July 1, 2006 including the hiring of a Group Catastrophe Officer.

In February 2007, the Compensation Committee reviewed the performance of the Named Executive Officers to determine what portion of the 2006 long term incentive grants had been earned and, thus, would be allowed to continue to vest. The Compensation Committee deemed in its discretion that Mr. Watson, Mr. Haushill, Ms. Bufkin, Mr. LeFlore and Mr. Weaver satisfied the performance requirements with respect to 70%, 75%, 100%, 100% and 65% of their individual performance goals, respectively. The percentage of the initial 2006 grant that was deemed to be earned will continue to vest with the balance of the grant, if any, being forfeited.

(4)	Mr. Watson’s grant was made in connection with a one year extension of his employment agreement. Under the terms of the grant, vesting could not begin until Mr. Watson presented and the Board approved a proposal that the Company enter into a substantial transaction which would be beneficial to the Company’s shareholders. This requirement was satisfied on March 14, 2007 when the Board formally approved the merger of Argonaut Group, Inc. and PXRE. The grant began to vest on that date. However if this merger or a similar transaction is not completed by November 1, 2008, the number of shares included in the grant will be reduced by 50% to 100,000. The grant was made pursuant to the terms of the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan. The restricted shares will vest ratably in four annual installments.

(5)	A restorative option grant is awarded when an employee uses shares he or she owns to pay for all or a portion of the exercise cost and income tax withholding of a stock option exercise. The number of shares used becomes the number of shares awarded in the restorative option grant. The strike price is the fair market value on the date of exercise. A restorative option grant fully vests in 6 months. The expiration date of the restorative option grant is the expiration date of the option that was exercised.

(6)	Fair market value on the date of the grant as determined under FAS 123R. The Company uses the Black-Scholes model to estimate the fair market values on the date of grant for stock options. The Black-Scholes model uses several assumptions to value a stock option. The volatility assumption is based on the historical change in the Company’s stock price over the previous five years preceding the measurement date. The risk-free rate of return assumption is based on the five-year treasury constant maturity rate on the date of the grant. The expected option life is based upon the average holding period over the history of the incentive plan. The dividend yield assumption is zero, as the Company suspended dividend payments in 2003 and has not communicated any immediate plans to resume dividend payments in the near future.

The fair market value calculated under FAS 123R may differ from the fair market value based upon the Company’s stock price at a point in time. The following table contrasts the FAS 123R fair market value of the 2006 grants with their value calculated using $34.86, the price at which the Company’s common stock closed on December 29, 2006, the last trading date of 2006.

Name	Grant Date	Restricted Stock Awards (#)s		Stock Option Awards (#)		FAS 123R Grant Date Fair Market Value of Awards	Fair Market Value Based on Market Price at 12/29/2006(i)
Mark Watson	03/02/2006			14,011	(5)	$224,456	$0
	03/21/2006	15,336	(2)			$539,981	$534,613
	04/20/2006	29,091	(3)			$1,018,185	$1,014,112
				20,000	(3)	$320,400	$0
	11/01/2006	200,000	(4)			$6,622,000	$6,972,000
Mark Haushill	03/21/2006	3,280	(2)			$115,489	$114,341
	4/20/2006	7,252	(3)			$253,820	$252,805
				2,800	(3)	$44,856	$0
Barbara Bufkin	03/21/2006	3,280	(2)			$115,489	$114,341
	04/20/2006	5,818	(3)			$203,630	$202,815
				4,000	(3)	$64,080	$0
Byron LeFlore	03/21/2006	4,970	(2)			$174,994	$173,254
	04/20/2006	7,273	(3)			$254,555	$253,537
	03/02/2006			179	(5)	$2,868	$0
	8/16/2006			870	(5)	$12,267	$3,315
Charles Weaver	04/20/2006	3,636	(3)			$127,260	$126,751

Please refer to Footnote 11 to the 2006 Consolidated Financial Statements included in the Company’s Form 10K for the year ended December 31, 2006 which provides a detailed discussion of share-based payments.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards (2)
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mark Watson	187,400	0	$18.375	01/21/2011	(a)
	145,000	0	$18.625	03/13/2011	(b)
	50,000	0	$18.000	07/24/2012	(c)
	100,000	0	$22.920	08/06/2013	(d)
	40,000	20,000	$13.000	08/05/2014	(e)
	27,800	50,000	$16.210	02/02/2011	(f)
	25,000	75,000	$22.260	03/11/2012	(g)
	10,949	0	$22.880	01/21/2011	(h)

	Option Awards					Stock Awards (2)
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mark Watson	14,011	0	$36.370	02/02/2011	(v)
	0	20,000	$35.000	04/20/2013	(w)
						20,000	$697,200	(p)
						50,000	$1,743,000	(q)
						7,861	$274,034	(r)
						15,336	$534,613	(z)
						29,091	$1,014,112	(aa)
						200,000	$6,972,000	(bb)
Mark Haushill	10,000	0	$22.920	08/06/2013	(d)
	15,000	5,000	$12.040	05/14/2014	(j)
	10,000	10,000	$16.210	02/02/2011	(k)
	1,000	0	$23.610	12/08/2011	(m)
	0	2,800	$35.000	04/20/2013	(w)
						632	$22,032	(s)
						2,813	$98,061	(t)
						1,500	$52,290	(r)
						1,310	$45,667	(r)
						3,280	$114,341	(z)
						7,252	$252,805	(aa)
Barbara Bufkin	20,000	0	$17.580	09/03/2013	(i)
	15,000	5,000	$12.040	05/14/2014	(j)
	10,000	10,000	$16.210	02/02/2011	(k)
	970	0	$23.620	09/03/2013	(l)
	5,000	15,000	$22.260	03/11/2012	(g)
	0	4,000	$35.000	04/20/2013	(w)
						666	$23,217	(s)
						3,124	$108,903	(t)
						631	$21,997	(u)
						1,048	$36,533	(r)
						3,280	$114,341	(z)
						5,818	$202,815	(aa)
Byron LeFlore				08/06/2013	(d)
	0	2,500	$12.040	05/14/2014	(j)
	0	10,000	$16.210	02/02/2011	(k)
	0	15,000	$22.260	03/11/2012	(g)
	179	0	$36.370	02/02/2011	(x)
		870	$31.050	03/11/2012	(y)
						666	$23,217	(s)
						3,124	$108,903	(t)
						1,347	$46,956	(u)
						1,178	$41,065	(r)
						4,970	$173,254	(z)
						7,273	$253,537	(aa)
Charles Weaver	0	6,250	$12.040	05/14/2014	(j)
	0	10,000	$16.210	02/02/2011	(k)
	0	15,000	$22.260	03/11/2012	(g)
						632	$22,032	(s)

	Option Awards				Stock Awards (2)
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Charles Weaver					2,500	$87,150	(t)
					964	$33,605	(r)
					3,636	$126,751	(cc)

(1)	The market value of a stock award is calculated by multiplying the number of shares that have not vested by $34.86, the price at which the Company’s stock closed on December 29, 2006, the last trading day of the year.

(2)	Restricted stock awards granted under the 2004 Argonaut Group, Inc. Amended and Restated Stock Incentive Plan.

All stock awards and stock option grants vest in equal installments over the vesting period. The following is the vesting information for the grants shown above:

	# Years in Vesting Period	Grant Date	Date grant will be fully vested
(a)	4.0	01/21/2000	01/21/2004
(b)	4.0	03/13/2000	03/13/2004
(c)	4.0	07/24/2001	07/24/2005
(d)	4.0	08/06/2002	08/06/2006
(e)	4.0	08/05/2003	08/05/2007
(f)	4.0	02/02/2004	02/02/2008
(g)	4.0	03/11/2005	03/11/2009
(h)	0.5	03/15/2005	09/15/2005
(i)	4.0	09/03/2002	09/03/2006
(j)	4.0	05/14/2003	05/14/2007
(k)	4.0	02/02/2004	02/02/2008
(l)	0.5	02/17/2005	08/17/2005
(m)	0.5	02/18/2005	08/18/2005
(n)	4.0	02/04/2002	02/04/2006
(o)	0.5	03/01/2005	09/01/2005
(p)	5.0	03/11/2005	03/11/2010
(q)	4.0	01/23/2004	01/23/2008
(r)	3.0	03/11/2005	03/11/2008
(s)	3.0	02/02/2004	02/02/2007
(t)	4.0	03/03/2004	03/03/2008
(u)	4.0	03/11/2005	03/11/2009
(v)	0.5	03/02/2006	09/02/2006
(w)	4.0	04/20/2006	04/20/2010
(x)	0.5	03/02/2006	09/02/2006
(y)	0.5	08/16/2006	02/16/2007
(z)	3.0	03/21/2006	03/21/2009
(aa)	4.0	04/20/2006	04/20/2010
(bb)	4.0	11/01/2006	11/01/2010
(cc)	2.0	04/20/2006	04/20/2008

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#)	(e) Value realized on Vesting ($)
Watson, Mark	22,200	$447,552
			25,000	$867,500
			3,931	$137,388
			5,000	$174,750
Haushill, Mark			634	$22,108
			500	$17,475
			655	$22,892
			1,406	$51,052
Bufkin, Barbara			667	$23,258
			524	$18,314
			211	$7,374
			1,563	$56,753
LeFlore, Byron	3,900	$35,022
	1,100	$9,669
	2,500	$47,900
	4,060	$80,550
	640	$12,864
	300	$6,048
	15,000	$171,300
			667	$23,258
			590	$20,621
			449	$15,693
			1,563	$56,753
Charles Weaver	4,845	$58,378
	155	$1,938
	6,250	$121,932
	5,000	$76,696
	5,000	$46,446
	605	$4,561
			482	$16,846
			1,250	$45,388
			634	$22,108

Pension Benefits

(a) Name	(b) Plan Name	(c) Number of Years of Credited Service (#)	(d) Present Value of Accumulated Benefit ($) as of 12/31/2006	(e) Present Value of Accumulated Benefit ($) as of 12/31/2005
Mark Watson	Argonaut Group, Inc. Retirement Plan	3.4	$27,970	$26,484
	Argonaut Group Pension Equalization Plan	3.4	$44,310	$41,955
Mark Haushill	Argonaut Group, Inc. Retirement Plan	2.2	$18,386	$17,406
	Argonaut Group Pension Equalization Plan	2.2	$4,535	$4,293
Barbara Bufkin	Argonaut Group, Inc. Retirement Plan	0.4	$5,708	$5,402
	Argonaut Group Pension Equalization Plan	0.4	$2,033	$1,925
Byron LeFlore	Argonaut Group, Inc. Retirement Plan	1.8	$14,341	$13,579
	Argonaut Group Pension Equalization Plan	1.8	$3,835	$3,631
Charles Weaver	Argonaut Group, Inc. Retirement Plan	1.0	$27,526	$25,845

In November, 2003, the Company amended both the Argonaut Group, Inc. Retirement Plan (the “Pension Plan”), a defined benefit plan, and the Argonaut Group, Inc. Pension Equalization Plan (the “Pension Equalization Plan”), a plan which provided retirement benefits which would have been payable under the Pension Plan but for the limits imposed by the Internal Revenue Code, to freeze benefits after February 29, 2004. No additional benefits have been accrued since that date. The increase in the value of the accumulated benefit during 2006 was due solely to the change in the present value of the vested benefit that existed at February 29, 2004. Please refer to Footnote 10 to the 2006 Consolidated Financial Statements included in the Company’s Form 10K for the year ended December 31, 2006 which provides details regarding valuation method and material assumptions for the plans.

Nonqualified Deferred Compensation

(a) Name	(b) Executive Contributions in last fiscal year ($) (1)	(c) Registrant Contributions in last fiscal year ($)(2)	(d) Aggregate Earnings in last fiscal year ($)	(f) Aggregate Balance at last fiscal year end ($)
Mark Watson	$20,338	$34,074	$29,838	$156,116
Mark Haushill	$8,529	$9,849	$3,879	$39,514
Barbara Bufkin	$378	$5,379	$687	$12,033
Byron LeFlore	$0	$1,100	$213	$2,174
Charles Weaver	$298	$4,096	$495	$9,535

Under the Argonaut Group, Inc. 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of an employee is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes to the plan; and

b.	2% of the employee’s eligible pay.

During 2006 the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $220,000 and the maximum dollar amount of the 401(k) contribution that could be made to $15,000 plus an additional $5,000 for employees over the age of 50. The Argonaut Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to the Company’s employees which would be payable under the Argonaut Group, Inc. 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP account balance is calculated as though the funds in the account were invested in substantially the same funds the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

During 2006, the Company made contributions to the account maintained for each Named Executive Officer for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Internal Revenue Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.	A supplemental Company contribution equal to 2% of the excess of the Named Executive Officer’s eligible compensation for the 2006 fiscal year over the maximum amount of compensation permitted to be taken into account under the Internal Revenue Code ($220,000 for the 2006 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested in substantially the same funds that the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $15,000 allowed under the Internal Revenue Code and executives 50 years old or older who elect to contribute more than the $20,000 allowed under the Internal Revenue Code can contribute 5% of the pay earned after the limit is reached to the SERP.

(1)	Executive elective contributions are included in the Salary column of the Summary Compensation Table.

(2)	Registrant contributions are shown in the Other Compensation column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The Company maintains a number of plans and agreements which would determine the amount a Named Executive Officer would receive if he or she resigned or was terminated or if a change in control occurred. The following calculations are for illustration purposes only and are based on the following assumptions:

i.	The trigger event occurred on December 31, 2006;

ii.	All payments were made on that date; and

iii.	The stock price used to calculate the value of equity awards was $34.86, the price at which the Company’s common stock closed on December 29, 2006, the last trading date of 2006.

Should either a termination or change of control event occur, the amounts received by recipients will depend upon the facts applicable to the date of the transaction or event.

In addition, this disclosure includes only additional expenses that would be incurred by the Company because of a transaction or event. It does not include payouts of amounts earned before the transaction or event took place.

Mark E. Watson III Employment Agreement

On November, 1 2006, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Watson (the “Employment Agreement”) that terminates on February 7, 2011. The Employment Agreement provides that Mr. Watson shall receive an annualized Base Salary of $850,500 less applicable withholding and deductions (the “Base Salary”). The Company’s Board of Directors may increase (but not decrease) this Base Salary as part of the Compensation Committee’s annual review of Mr. Watson’s performance.

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Watson’s Employment Agreement:

1)	Mr. Watson’s Termination By the Company With cause

If the Company terminates Mr. Watson with “Cause”, defined as:

a)	A material breach of any provision of the Employment Agreement by Mr. Watson which is not cured within five business (5) days after the Company provides notice of the breach;

b)	The entry of a plea of guilty or a verdict which finds Mr. Watson guilty of a crime punishable by death or imprisonment in excess of one year involving a crime that includes the commission of an act of gross dishonesty or bad morals;

c)	Willful conduct that Mr. Watson knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of the Company’s stockholders; or

d)	A ruling in any state or federal court or by an arbitration panel that Mr. Watson has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, his ability to perform under the Employment Agreement now or in the future;

he shall receive his Base Salary and benefits accrued through the date of termination, and he shall not be entitled to any other benefits except as required by law.

2)	Voluntary Resignation by Mr. Watson for Good Reason or Termination of Mr. Watson By the Company Without Cause and Without A Change of Control

If: Mr. Watson resigns for “Good Reason” defined as:

a)	Any adverse change in his duties or responsibilities;

b)	An adverse change in his title or offices with the Company;

c)	A reduction in his Base Salary or bonus opportunity;

d)	A requirement that he travel on Company business to an extent substantially greater than the travel obligations he had before he entered into the Employment Agreement;

e)	The relocation of the Company’s principal executive offices or Mr. Watson’s own office location to a location more than thirty (30) miles from their location before he entered into the Employment Agreement;

f)	The failure of the Company to continue in effect any material employee benefit plan, compensation program, welfare benefit plan or fringe benefit plan in which Mr. Watson was participating before he entered into the Employment Agreement or an action by the Company which would adversely affect his participation in or reduce his benefits under any such plan, unless he is permitted to participate in other plans providing substantially equivalent benefits;

g)	Any refusal by the Company to continue to permit Mr. Watson to engage in activities not directly related to the business of the Company in which he was permitted to engage before he entered into the Employment Agreement;

h)	The Company’s failure to indemnify Mr. Watson pursuant to the indemnity provisions set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between him and Company; or

i)	Any other breach of a material provision of the Employment Agreement by the Company;

or if he is terminated by the Company without Cause as defined in the first section, he will be entitled to receive an amount equal to three times his Base Salary or $2,551,500. In addition, all unvested stock options and restricted stock grants previously awarded to him shall remain in full force and effect as if no termination had occurred. The value of his unvested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 29, 2006, and the option exercise price, and his unvested restricted stock, based on the Company’s common stock price at the close of market on December 29, 2006, was $13,549,659. Finally, he may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for three (3) years from the date of his termination, whichever is earlier. The value of this benefit calculated using the rates in effect for the medical coverage he had selected on December 31, 2006 and assuming that he purchased the coverage for three full years is $41,329.

3)	Voluntary Resignation by Mr. Watson for Good Reason or Termination of Mr. Watson By the Company Without Cause If A Change of Control has Already Occurred or is Reasonably Anticipated

If Mr. Watson resigns due to Good Reason as defined in the second section (or, in addition to those reasons, the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control) or he is terminated by the Company without Cause as defined above in the first section, and a Change of Control, defined as the acquisition of more than thirty percent (30%) of the combined voting power of the Company by another person or entity, has already occurred or is reasonably expected to occur at the time of termination, he will be entitled to receive an amount equal to five times his Base Salary or $4,252,500. In addition, all unvested stock options and restricted stock grants previously awarded to him shall remain in full force and effect as if no termination had occurred. The value of his unvested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 29, 2006 and the option exercise price, and his unvested restricted stock, based on the Company’s common stock price at the close of market on December 29, 2006, was $13,549,659. Finally, he may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for three (3) years from the date of his termination, whichever is earlier. The value of this benefit calculated using the rates in effect for the medical coverage he had selected on December 31, 2006, and assuming that he purchased the coverage for three full years is $41,329.

Finally, if any payment or benefit by the Company resulting from a Change in Control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the Company shall also pay Mr. Watson an additional payment (a “Gross-Up Payment”) which will compensate him for the excise tax and any additional deductions which are disallowed because of its inclusion in his gross income. The amount of this payment, based on his salary and his tax rate at December 31, 2006 was $2,872,750.

4)	Disability

If Mr. Watson becomes unable to substantially perform his duties on a full-time basis due to physical or mental illness, either with or without reasonable accommodation, for a period of six (6) consecutive months, and the Company elects to terminate him within 30 days of the end of the six month period, he will be entitled to receive an amount equal to three times his Base Salary or $2,551,500. In addition, all unvested stock options and restricted stock grants previously awarded to him shall remain in full force and effect as if no termination had occurred. The value of his unvested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 29, 2006, and the option exercise price, and his unvested restricted stock, based on the Company’s common stock price at the close of market on December 29, 2006, was $13,549,659. Finally, he may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for three (3) years from the date of his termination, whichever is earlier. The value of this benefit calculated using the rates in effect for the medical coverage he had selected on December 31, 2006, and assuming that he purchased the coverage for three full years is $41,329.

5)	Death

If the Employment Agreement is terminated due to Mr. Watson’s death, his estate shall be entitled to receive the amount of his Base Salary accrued through the date of his death plus any bonus that is Fully Earned. “Fully Earned” is defined as the amount that would have been earned if Mr. Watson had been employed through the last date of the period that is used by the Company to determine bonuses. In addition, his surviving spouse may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of one year. The value of this benefit calculated using the rates in effect for the medical coverage Mr. Watson had selected on December 31, 2006 assuming that his spouse purchased the coverage for one full year is $8,339.

The payments and continued benefits under the Employment Agreement are conditioned on Mr. Watson releasing the Company and each of the Company’s subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and stockholders, from any claims he may have against any of them, to the extent such claims arise from his employment in a form reasonably acceptable to the Company.

In addition, the Employment Agreement provides that, for a period of one year following termination, Mr. Watson shall be prohibited from

a.	Engaging in any business in the geographic area competitive with Company’s lines of specialty property or casualty insurance business;

b.	Rendering advice, or services to or otherwise assisting, any other person who is engaged, in any business in the geographic area that is competitive with Company for its lines of specialty property or casualty insurance business; or

c.	Encouraging or inducing any current or former employee of the Company to leave the employment of the Company (the “Non-Competition Obligations”).

However, if the Employment Agreement is terminated due to: (a) Mr. Watson’s Disability; (b) by the Company without Cause; or (c) by Mr. Watson for Good Reason, Mr. Watson shall no longer be bound by the foregoing Non-Competition Obligations. However, in these circumstances, he will continue to be bound by customary confidentiality provisions contained in the Employment Agreement indefinitely and will be prohibited from interfering with the Company’s relationships with its customers, prospects or clients for a period of one year.

Executive Officer Stock Option and Restricted Stock Agreements

The stock option and restricted stock agreements for the Named Executive Officers vest upon the occurrence of a “Change of Control.” A Change of Control is defined as the occurrence of any of the following: (1) the beneficial ownership of more than half of the combined voting power of the Company or of an acquiring entity is held by one person or a group acting in concert; (2) more than half of the membership of the Company’s Board of Directors existing at the date of the applicable stock option or restricted stock agreement changes without the approval of such existing Board of Directors; or (3) less than half of the continuing ownership of the combined voting power of an entity which enters into a business combination with the Company or acquires substantially all of the Company’s assets is owned by the Company’s stockholders as constituted immediately prior to such transaction. The aggregate values of outstanding equity awards which would vest under this provision and which includes: (a) unvested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 29, 2006 and the option exercise price; and (b) the unvested restricted stock, based on the Company’s common stock price at the close of market on December 29, 2006, for the named executive officers are: Mark Watson - $6,577,659; Bufkin - $997,406; Mark Haushill - $885,796; Byron LeFlore - $1,082,797; and Charles Weaver - $787,663. The value of Mr. Watson’s unvested November 1, 2006 restricted stock grant which includes this provision but includes additional provisions related to vesting is $6,972,000.

Executive Retention Agreements

On June 30, 2006, the Company’s Compensation Committee authorized the Company to enter into Executive Retention Agreements (the “Retention Agreements”) with some of the Company’s executive officers including: Barbara C. Bufkin, Mark W. Haushill, Byron L. LeFlore, Jr. and Charles Weaver. The Retention Agreements will expire on July 1, 2008. The Retention Agreements do not change the “at will” nature of the executive officer’s employment by the Company All of the substantive provisions of the Retention Agreements are the same except the amount of the lump sum severance payment. Any severance payment to Ms. Bufkin, Mr. Haushill and Mr. LeFlore will be twice the amount of their annual base cash compensation, while the severance payment for Mr. Weaver who is approaching retirement will be equal to his annual base cash compensation.

The Retention Agreements provide that if a Change of Control, defined as the acquisition of more than thirty percent (30%) of the combined voting power of the Company by another person or entity, occurs during the term of an executive officer’s Retention Agreement, and either:

1)	The executive officer’s employment is terminated within 18 months thereafter by the Company unless the executive officer:

a)	Willfully fails to substantially perform his or her duties, within a reasonable period of time after a written demand for substantial performance is delivered to the executive officer by the individual to whom the officer reports;

b)	Willfully engages in conduct which is demonstrably and materially injurious to the Company; or

c)	Engages in egregious misconduct involving serious moral turpitude which involves a violation of applicable laws to the extent that the executive officer’s credibility and reputation no longer conform to the standard of the Company’s executives; or

2)	The executive officer resigns because there is:

a)	Any change in the executive officer’s duties or responsibilities that is materially and adversely inconsistent with his or her position(s), duties, responsibilities or status with the Company at the time of the occurrence of the Change of Control;

b)	A reduction in the executive officer’s base salary from the level of such base salary at the time of the occurrence of the Change of Control unless such reduction is part of a Company action affecting, in a similar way, all employees of a similar rank;

c)	The relocation of the executive officer’s base office to an office that is more than 30 highway miles from the location of the executive officer’s base office at the time of the occurrence of the Change of Control;

d)	A requirement that the executive officer engage in travel that is materially greater than is reasonably required by the Company’s business at that time;

e)	A failure of the Company to continue in effect any material employee benefit plan, bonus and/or compensation program, welfare benefit plan or fringe benefit plan in which the executive officer is participating at the time of the occurrence of the Change of Control or the taking of any action by the Company which would adversely affect the executive officer’s participation in or reduce the executive officer’s benefits under any such plan, unless such failure or action is part of a Company action affecting in a similar way all employees of a similar rank;

f)	A failure of the Company, without the executive officer’s consent, to pay any portion of the executive officer’s current compensation;

g)	A failure to indemnify the executive officer pursuant to the indemnity provisions set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between the executive officer and the Company; or

h)	A failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Retention Agreement;

then the executive officer will receive a lump sum severance payment equal to two times the executive officer’s annual cash compensation for Barbara Bufkin, Mark Haushill and Byron LeFlore and one times the executive officer’s annual cash compensation for Chuck Weaver. In addition, executive officers are entitled to reimbursement of COBRA health insurance costs for 12 months for the executive and his or her dependants. The executive officer will also be entitled to any other payments and benefits for which he or she qualifies under the terms of any employee benefit plans or arrangements, other than any severance benefit, adopted by the Company from time to time and in effect at the time of his or her termination. Finally, with respect to any stock option or restricted stock grants previously awarded with vesting provisions subject only to the passage of time, the executive officer will be deemed fully vested in such stock option or restricted stock grants at the time a payment is made pursuant to the Retention Agreement to the same extent as the executive officer would have been vested if his or her employment had continued through the end of the vesting period applicable to each grant.

If any payment or benefit by the Company resulting from a Change in Control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the Company shall also pay the executive officer an additional payment (a “Gross-Up Payment”) which will compensate him or her for the excise tax and any additional deductions which are disallowed because of its inclusion in his gross income.

The Retention Agreements provide that, if the executive officer is terminated and receives a lump sum severance payment equal to a multiple of such executive officer’s annual cash compensation, then for a period of one year following termination, the executive officer shall be prohibited from:

a.	Engaging in any business in the geographic area competitive with Company’s lines of specialty property or casualty insurance business;

b.	Rendering advice, or services to or otherwise assisting, any other person who is engaged, in any business in the geographic area that is competitive with Company for its lines of specialty property or casualty insurance business;

c.	Encouraging or inducing any current or former employee of the Company to leave the employment of the Company; or

d.	Interfering with the Company’s relationships with its customers, prospects or clients.

The value of the payments and benefits available to the executive officers had they been terminated under the foregoing circumstances on December 31, 2006 following a Change of Control would have been:

a.	Lump sum severance payment: Barbara Bufkin - $600,000; Mark Haushill - $580,000; Byron LeFlore - $550,000; and Charles Weaver - $260,000;

b.	COBRA reimbursements: Barbara Bufkin - $5,641; Mark Haushill - $13,776; Byron LeFlore - $13,776; and Charles Weaver - $10,257; and

c.	Accelerated vesting of restricted stock based on the Company’s common stock price at the market close on December 29, 2006 and stock options calculated using the difference between the Company’s common stock price at the market close on December 29, 2006 and stock option exercise price: Barbara Bufkin - $997,406; Mark Haushill - $885,796; Byron LeFlore - $1,082,797; and Charles Weaver - $787,663.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“E&Y”), independent registered public accounting firm, to serve as the auditors of the Company’s books and records for the coming year. A representative of E&Y is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if that representative desires to do so and is expected to be available to respond to appropriate questions.

The fees incurred in 2005 and 2006 for services provided by E&Y to the Company were as follows:

	2005	2006
Audit Fees (1)	$2,040,970	$2,061,446
Audit-Related Fees (2)	18,000	41,500
Tax Fees (3)	18,295	2,555

TOTAL	$2,077,265	$2,105,501

(1)	“Audit Fees” are the aggregate fees incurred for professional services rendered by E&Y for the audits of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and December 31, 2006 and the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q during 2005 and 2006. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The 2005 and 2006 fees include E&Y’s estimate of unbilled fees related to services for the respective years.

(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefit plans for both 2005 and 2006.

(3)	“Tax Fees” are fees incurred in either 2005 or 2006 for E&Y tax services, which include tax planning, advice and assistance for the Company regarding statutory, regulatory or administrative developments and other federal, state and local and non-income tax minimization and planning.

Pre-Approval Process

All services provided by E&Y in 2006 were, and all services to be provided by E&Y in 2007 will be, permissible under applicable laws and regulations and have been and will continue to be, specifically pre-approved by the Audit Committee, as required under its charter. The Audit Committee may delegate authority to subcommittees or an individual committee member to approve services by E&Y in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of any such interim approvals must be given at the next Audit Committee meeting

FORM 10-K AVAILABILITY

Enclosed with the mailing of this proxy statement, the Company is furnishing to each of its stockholders a copy of its Annual Report to Stockholders for the fiscal year ended December 31, 2006 which includes the Company’s Annual Report on Form 10-K for the year ended 2006. The Company’s Annual Report on Form 10-K for the year ended 2006 is also available on the Company’s website at www.argonautgroup.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “The Audit Committee Report to the Board of Directors” shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCKHOLDER PROPOSALS FOR THE NEXT

ANNUAL MEETING OF STOCKHOLDERS

In accordance with rules established by the Securities Exchange Commission, any stockholder proposal submitted pursuant to Rule 14a-8 intended for inclusion in the proxy statement and form of proxy for next year’s annual meeting of stockholders must be received by Argonaut Group no later than December 10, 2007. Proposals should be submitted to Craig S. Comeaux, Secretary, Argonaut Group, Inc., 10101 Reunion Place, Suite 500, San Antonio, Texas 78216. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the Securities Exchange Commission and must be a proper subject for stockholder action under Delaware law; provided, however, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than seventy (70) days prior to the date of the meeting, stockholders must submit their proposals not more than ten (10) days after such date is first announced or disclosed. Any stockholder who submits a proposal must deliver the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, the number and class of all shares of each class of stock of Argonaut Group beneficially owned by such stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). Any stockholder submitting a proposal which includes a recommendation to nominate one or more directors must include additional information. See page 4, “Corporate Governance—Process for Nominating Directors,” for more information on the requirements relating to recommending a director candidate to serve on the Board.

In addition, stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Argonaut Group’s Bylaws. Argonaut Group’s Bylaws require that all stockholders who intend to make proposals at an annual meeting submit their proposals to the Secretary of Argonaut Group during the period 60 to 90 days before the date of the meeting.

By Order of the Board of Directors

Craig S. Comeaux Secretary

March 30, 2007

ARGONAUT GROUP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 30, 2007

The undersigned stockholder of Argonaut Group, Inc. (the “Company”) hereby appoints MARK E WATSON III and CRAIG S. COMEAUX, and each of them, with the full power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock or Series A Mandatory Convertible Preferred Stock of the Company held of record by the undersigned on March 16, 2007 at the 2006 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 8, 2007 at The Watermark Hotel, 212 W Crockett St., San Antonio, TX 78205 and any adjournments or postponements thereof.

REVERSE SIDE

The Shares Represented By This Proxy Will Be Voted in the Manner Directed. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEM 1 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED MARCH 30, 2007. THE DIRECTORS RECOMMEND A VOTE FOR THE FOLLOWING PROPOSAL:

1.	Election of Directors:

Nominees: (01) H. Berry Cash, (02) Hector DeLeon, 03) Allan W. Fulkerson, (04) David Hartoch, (5) Frank W. Maresh, (06) John R. Power, Jr., (07) Fayez S. Sarofim, (08) Mark E. Watson III, (09) and Gary V. Woods.

2.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person. Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.